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                                                                    EXHIBIT 4.11

CONCESSION GRANTED BY THE FEDERAL GOVERNMENT THROUGH THE SECRETARY OF COMMUNICATIONS AND TRANSPORTATION, REPRESENTED BY THE SECRETARY, THE LICENCIADO CARLOS RUIZ SACRISTAN, IN FAVOR OF AEROPUERTO DE MONTERREY, S.A. DE C.V., A MEXICAN CORPORATION, REPRESENTED BY ITS GENERAL DIRECTOR, MR. ROBERTO PEREZ AREIZAGA, WHO SHALL BE REFERRED TO HEREAFTER AS THE SECRETARY AND THE CONCESSIONAIRE, RESPECTIVELY.

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[SEAL OF SECRETARY OF COMMUNICATIONS AND TRANSPORTATION]

                                     CONTENT

1.    PLANS

2.    LIST OF CONTRACTS

3.    MANUALS AND GUIDELINES

      3.1   BASIC COURSE FOR FIREFIGHTERS OF THE AIRPORT

      3.2   MANUAL OF AIRCRAFT CHARACTERISTICS

      3.3   MAINTENANCE MANUAL

      3.4   MAINTENANCE MANUAL
            (SUPERVISION OF VISUAL AIDS AND SUBSTATIONS)

      3.5   MANUAL OF OPERATION OF FUEL PLANTS

      3.6 MANUAL OF QUALITY CONTROL PROCEDURES FOR THE SERVICE OF FUEL TO GENERAL AVIATION

      3.7   PROCEDURE MANUAL FOR THE SERVICE OF STORAGE AND PROVISIONING OF JET
            FUEL

      3.8   MANUAL FOR THE REMOVAL OF DISABLED AIRCRAFT

      3.9   CONTINGENCY PLAN

      3.10  AIRPORT EMERGENCY PLAN

      3.11  AIRPORT SECURITY PLAN

      3.12  INTERNAL CIVIL PROTECTION PROGRAM

      3.13  LEGAL FOUNDATIONS FOR PASSENGER AND BAGGAGE REVIEW

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[SEAL OF SECRETARY OF COMMUNICATIONS AND TRANSPORTATION]

CONCESSION GRANTED BY THE FEDERAL GOVERNMENT THROUGH THE SECRETARY OF COMMUNICATIONS AND TRANSPORTATION, REPRESENTED BY THE SECRETARY, THE LICENCIADO CARLOS RUIZ SACRISTAN, IN FAVOR OF AEROPUERTO DE MONTERREY, S.A. DE C.V., A MEXICAN CORPORATION, REPRESENTED BY ITS GENERAL DIRECTOR, MR. ROBERTO PEREZ AREIZAGA, WHO SHALL BE REFERRED TO HEREAFTER AS THE SECRETARY AND THE CONCESSIONAIRE, RESPECTIVELY.

                                   BACKGROUND

The National Development Plan 1995-2000 establishes, for the goal of promoting economic development, to have adequate, modern and efficient infrastructure. Therefore, the conservation, modernization and amplification of the airport infrastructure, the elevation of security levels, as well as the improvement of the quality, access and efficiency of the services have been defined as priority.

To comply with these objectives, the Inter-Secretarial Commission for Divestment approved the program to carry out the process of opening the Mexican airport system for investment, through various agreements dated August 20 and 25, 1997 and October 1st of that same year. The program consists of the creation of four economic groups among which 35 airports have been distributed as follows: Grupo Ciudad de Mexico (Mexico City), one airport, Grupo Centro Norte (North Central), thirteen airports, Grupo Pacifico (Pacific), twelve airports, Grupo Sureste (Southeast), nine airports.

The Ministry of Finance and Public Credit, upon a prior favorable opinion from the Inter-Secretarial Commission for Expenditures and Funding in its February 4, 1998 session, authorized the creation Aeropuerto de Monterrey, S.A. de C.V. a company with majority governmental participation, the purpose of which consists principally in the administration, operation, construction and exploitation of one airport, and the provision of the airport services, complementary and commercial services, and whose representative capital stock (except one share) are the property of a majority governmental owned entity named Grupo Aeroportuario del Central Norte, S.A. de C.V (North Central Airport Group).

Airports and Auxiliary Services, a decentralized public body, has administered and operated the airports of the Mexican Airport System since their creation, one of which includes the Monterrey International Airport.

The Federal Government maintains the ownership of the public real property necessary for the operation of the Monterrey, Nuevo Leon airport to which this Concession refers, and the Secretary of Communications and Transportation has the power to grant this Concession regarding such goods, under the terms of
Article 20 and Third Transitory of the Airport Law.

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On April 14, 1998, the Inter-secretarial Commission for the Granting of
Concessions and Permits Pursuant to the Airport Law referred to in Article 21 of the Airport Law, met and issued a favorable opinion for the purpose of the Secretary granting this Concession to the Concessionaire, subject to the condition that such Commission reviews the term of any disposal of representative capital stock of such entity that is the owner of at least 51% of the representative capital stock of the Concessionaire by the Federal Government, as part of the process of opening the Mexican airport system to investment

Through official document number 110-2718 dated June 9, 1998, the Secretary of Control and Administrative Development confirmed to the Secretary of Communications and Transportation that it would not require the issuing of the Agreement of destination regarding the Airport by it so that the Secretary of Communications and Transportation could grant this Concession.

The Concessionaire is created in conformance with Mexican laws as corporation (sociedad anonima de capital variable), as evidenced by public deed Number 44,363 dated May 28, 1998, granted under oath by Licenciado Emiliano Zubiria Maqueo, Notary Public No. 25 of the Federal District, whose first document was registered on June 25 1998, in commercial file Number 238,592, of the Public Commercial Registry of Mexico City, Federal District. The Concessionaire sets forth as its registered address to receive service of process as Miguel Aleman Highway, Municipality of Apodaca, Nuevo Leon, Postal Code 66600, Mexico.

Mr. Roberto Perez Areizaga, legal representative of the Concessionaire, holds sufficient legal capacity as evidenced by public deed Number 44,363 dated May 28 1998 granted under oath by Licenciado Emiliano Zubiria Maqueo, Notary Public No. 25 of the Federal District, whose first document was registered on June 25, 1998 in commercial file No. 238,592 of the Public Commercial Registry of Mexico City, Federal District for the subscription of this agreement and his powers have not been modified or revoked in any way.

Therefore, and based on Articles 36, section I, V, XII, XXIII, XXIV, and XXVII of the Federal Organic Law of Federal Public Administration; 20 - 26 and 41 of the General Law of National Property; 6 section I, III, and VII, 10, 14, 15, 20, 21, 25 and the others related to the Airports Law, and the 5 article sections XI and XVIII of the Internal Regulations of the Secretary of Communications and Transportation, this Secretary, with the prior opinion of the Inter-secretarial Commission for the Granting of Concessions and Permits pursuant to the Airports Law referred to in Article 21 of the Airports Law, grants this Concession pursuant to the following:

                                   CONDITIONS

   1. DEFINITIONS. For purposes of this Concession, it shall be understood for:

   Airport: The civil aerodrome (air facility), as defined by the Law, located in the City of Monterrey, Nuevo Leon, the layout of

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                              which is set forth in Annex 1 to this Concession
                              and whose address is located on Miguel Aleman Highway, Municipality of Apodaca, Nuevo Leon, Postal Code 66600, Mexico.

  Concessioned Property:      The publicly held real property that is
                              granted in concession and as described in Annex 1, as well as their constructed facilities. This
                              Concession excludes the goods that will be used by Airports and Auxiliary Services for the provision of services for supply and suction of fuel pursuant to Condition 5. hereafter, and those indicated in Annex 1.

  Concession:                 The concession granted in favor of the
                              Concessionaire and as described in Condition 2.
                              hereafter.

  Concessionaire:             Aeropuerto de Monterrey, S.A. de C.V., a company
                              created in accordance with Mexican law, that at the time of granting of this Concession is a company with majority state ownership, owner of the rights contained in this Concession.

  Airport Infrastructure:     The areas described in Annex 1, including the
                              pentagon of the Airport including the Concessioned
                              Property and the Aerial Protection Zone.

  Law:                        The Airports Law

  Secretary:                  The Secretary of Communications and Transportation

  Services:                   Has the meaning set forth in Condition 4. of this
                              Concession.

  Aerial Protection Zone:     The area identified as such in Annex 1 of this
                              Concession.

2.    PURPOSE OF THE CONCESSION: The purpose of this document is to grant the
      Concessionaire:

2.1 A concession to administer, operate and exploit the Airport and if applicable, carry out construction in it, in case of it being included in the Master Development Program referred to in Condition 12 hereafter, in order to provide the Services in the Airport; and

2.2   A concession to use, exploit, and take advantage of the Concessioned
      Property.

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3.    REAL PROPERTY REGIME. Due to the Concession being granted to use, take advantage of, and exploit the Concessioned Property, the Concessionaire may do the following acts with respect to the Concessioned Property:

      3.1 Continue with contracts entered into with third parts regarding the Airport Infrastructure, in order to provide by itself or through third parties, the Airport and Complementary Services to the users requiring them; and

      3.2 Continue with the legal relationships already existing with third parties in substitution of Airports and Auxiliary Services regarding the use by such third parties of certain areas of the Airport Infrastructure, subject to that established by Article 60 of the Law, so that such third parties provide the Commercial Services in the Airport where the Concessionaire does not directly do so.

            The Concessionaire must permit the access and use of the areas located within the Concessioned Property, as identified in Annex 1, to the authorities or governmental agencies that are mentioned in that Annex, so that they may carry out their own activities within the Airport.

  4. SERVICES. The Concessionaire shall at all times be responsible to the Secretary so that the Airport, Complementary, and Commercial services as defined in Article 48 of the Law, are provided under the terms of applicable law and specifically as set forth in this Concession, the Law and its Regulations.

      Neither the party acquiring the representative capital stock of Grupo Aeroportuario del Centro Norte, S.A. de C.V., majority shareholder of the Concessionaire, object of the bidding to be called by the Secretary, nor the shareholders or settlers-beneficiaries of the same, or the Related Persons of them or of the Acquiring Party, shall provide Airport Services in the Airport.

      For purposes of this Concession, "Related Persons" means regarding a Person (i) those entities that are Controlled, that are under common Control or that Control the entity that it involves, (ii) any subsidiary of a Related Person, (iii) those natural persons that are relatives by blood or law in a direct line through the fourth degree, descending or descending, with any Person that has 5% (five percent) or more of the representative capital stock of the person involved or with the Related Persons with such Person. "Person" means any natural or legal person, association, joint venture, co-investment, trust, or any other entity or organization, including a government, entity or political subdivision or agency of the same of any nationality. "Control" means (i) the shareholding by a Person of more than 35% (thirty-five percent) of the voting capital stock another person, (ii) the contractual right by a Person to designate the majority of the members of the Board of Directors of another Person, or (iii) the right of a Person to cause the approval or veto of any decision of the general shareholders meeting of another Person by its vote or with its vote together with another or other Related Persons.

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  5.  SERVICES FOR SUPPLY AND SUCTION OF FUEL: Unless the Secretary decides to the contrary and consequently empowers the Concessionaire to do so, Airports and Auxiliary Services shall provide the complementary services at the Airport consisting of supply and suction of fuel to those concessionaires and permitted parties of the aerial transportation services that are the users of the Airport. In order to comply with the foregoing, Airports and Auxiliary Services shall with the Concessionaire enter into the necessary agreements including the corresponding consideration to the Concessionaire, which shall be 1% of the amount over the service of storage and suction of fuel in the Airport. Airports and Auxiliary Services shall provide such service as long as the Secretary does not determine otherwise. Any conflict arising from the provision of the complementary service of storage and suction of fuel shall be resolved by the Secretary. Consequently, neither the Concessionaire nor any third party may provide the service of storage and suction of fuel.

  6. JOINT OBLIGATION. The third parties that provide the Airport and Complementary Services under the terms of this paragraph shall be jointly responsible with the Concessionaire to the Federal Government as to the service provided. Therefore, in any contract to that effect entered into with such third parties, must include as an integral part, this Concession and its modifications, without annexes.

  7. APPLICABLE LAW. The administration, operation, exploitation and if applicable, construction done in the Airport, as well as the provision of the Services that are the subject of this Concession shall be subject including but not limited, to that set forth in the Constitution of Mexico, to those international treaties already or to be entered into by the President of the Republic, with the approval of the Senate, and those inter-institutional agreements, to the Civil Code of the Federal District in local matters and the Civil Code for all of the Republic as to federal matters, the Federal Code of Civil Procedure and the Commercial Code, the Airports Laws, the laws of General Communication Routes, the Civil Aviation Law, the General Law of National Property, the Federal Law of Administrative Procedure, the Federal Measurement and Standards Law, the Federal Economic Competition Law, the General Ecological Equilibrium and the Environmental Protection Law and their implementing regulations, the state ecological laws, and those remaining technical and administrative provisions applicable in the topic that the Secretary states, to that provided in this Concession and the annexes that form a part of it, as well as the Official Mexican Standards that by their nature are applicable to this Concession, and to the dispositions regarding mitigation of environmental impact that are set by the competent authorities, and the legal rules that, due to their nature and purpose are applicable hereto. The Concessionaire is bound to follow and comply with them.

      The Concessionaire accepts that if those legal precepts and the administrative provisions referred to in the prior paragraph are abandoned, modified or added

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      to, it shall remain subject, at all times, to the new legislation and legal and administrative rules that are issued on the topic from their effective date.

  8. LIMITS ON THE CONCESSION RIGHTS. The rights derived under this Concession are granted to the Concessionaire with the understanding that during the term of the Concession, the Concessionaire may contract with third parties for the provision of the Services under the terms set forth in Articles 48, 52, and 54 - 57 of the Law. The Concessionaire may not use, take advantage of, or exploit the Airport or the Concessioned Property for any purpose other than those referred to in Conditions 2. and 4. above, unless it has the express authorization from the Secretary.

  9. COMMENCEMENT OF OPERATIONS. The Concessionaire shall commence operations at the Airport no later than November 1, 1998, after having given notice of such commencement to the Secretary at least three (3) days following thereafter.

  10. EXISTING CONTRACTS. Airports and Auxiliary Services shall assign the Concessionaire, all rights and obligations derived from the services contracts and rental agreements for areas located within the Airport, as identified in Annex 2 of this Concession. Therefore such contracts shall continue to be valid until termination under their own terms and conditions.

      In accordance with that set forth in the immediately proceeding paragraph, the Concessionaire shall continue to perform the obligations of the Airports and Auxiliary Services established in the above referenced services contracts and rental agreements. Therefore, it shall notify the tenants of the above referenced assignment as well as regarding the terms and conditions of this Concession and particularly its obligations set forth in Article 52 of the Law.

      The Concessionaire is required to keep and hold Airports and Auxiliary Services in peace and harmless from any claims that the above referenced service providers or tenants have for breach of such terms and conditions as of the date on which the assignment becomes effective.

      The Concessionaire shall provide notice to the Secretary of those cases that it considers do not satisfy the requirements set forth in the Law so that such third parties continue to provide services in the Airport.

  11. REAL PROPERTY RIGHTS. This Concession does not create real property rights over the Concessioned Property for the benefit of the Concessionaire, as set forth in Articles 16 and 20 of the General Law of National Property.

  12. MASTER PLAN. No later than May 31, 2000, the Concessionaire shall present to the Secretary for its approval, a Master Airport Development Program, reviewable every five (5) years, which it must create based on the policies and

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      programs established for the development of the national airport system and its interrelationship with other transportation means.

      After approval by the Secretary, the Master Airport Development Program shall become a part of this Concession.

  13. ADMINISTRATION AND OPERATION OF THE AIRPORT. For the administration, operation and exploitation of the Airport, and if applicable, construction of works within it, the Concessionaire shall be subject to the rules established in Chapters V, VI, and VII of the Law and the remaining applicable dispositions in force.

  14. SECURITY. For the security and security conditions at the Airport, the Concessionaire shall be subject to the rules established in Chapter IX of the Law.

  15. GUIDELINES. Unless the Secretary establishes guidelines to which the Concessionaire must subject itself under the terms of the Law for the operation, administration, maintenance, security and internal surveillance of the Airport, the Concessionaire shall be subject to those manuals and guidelines issued by Airports and Auxiliary Services for such purposes, which are attached to this Concession as Annex 3.

  16. FEES. The Concessionaire shall charge the fees for the provision of the Airport Services that the Secretary of Tax and Public Credit authorizes with the participation corresponding to the Secretary.

      In case the Concessionaire ceases to be a majority state owned enterprise, the imposition and charging of fees for the provision of the Airport Services shall be subject to the Bases of Tariff Regulation issued by the Secretary under the terms of Articles 67 and 70 of the Law, which shall form a part of this Concession Title. Such fees shall be applied in a non-discriminatory manner and shall be the same for all users that are similarly situated. The only fees that may be applied are those registered and published in the Official Gazette of the Federation.

      Additionally the Secretary may establish, in conformance with such bases, the fees, and specific prices for the provision of Airport Services and for rentals and exchanges related to the Contracts that the Concessionaire enters into with providers of Complimentary Services where there are not reasonable competitive conditions, in accordance with the opinion of the Federal Competition Commission.

  17. INSURANCE. The Concessionaire shall be liable for the damages imputable to it. Therefore under the terms of Article 76 of the Law, it must have insurance covering its corresponding indemnities. The insurance policy and its renewals shall be registered before the Secretary and shall be in force during term of this Concession.

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      Notwithstanding the foregoing, until the Concessionaire receives an assignment by Airport and Auxiliary Services of the insurance policy referred to in the above paragraph, Airports and Auxiliary Services shall be responsible to maintain the property, assets and services provided in the Airport under insurance in the same form and terms set forth at the date of the granting of this Concession.

  18. CONSIDERATION TO THE FEDERAL GOVERNMENT. The Concessionaire shall pay the Federal Government the one-time payment set by the Secretary under the terms that the Secretary notifies to the Concessionaire.

  19. DUTIES. From the effective date of this Concession, the Concessionaire shall pay the Federal Government those duties for the provision of the Services and for the use, exploitation and taking advantage of the Concessioned Property, as set forth in the Federal Duties Law, under the terms and the time-frames set forth therein.

  20. GUARANTEE. In the event the Concessionaire ceases to be a corporation with majority governmental participation, the Secretary may require that the Concessionaire grant a guarantee that guarantees the responsibilities assumed in this Concession, in an amount and in the form determined by the Secretary for such purpose.

  21. FOREIGN APPLICATION. The Concessionaire shall have no further rights than those provided by Mexican law. Therefore, the Concessionaire in whose capital foreign investors participate, by this document expressly undertakes to not invoke the protection of any foreign government, under penalty of losing their rights under this Concession to the benefit of the Mexican nation, if it does so to the contrary.

  22. TERM. This Concession shall become effective on November 1, 1998 for a term of fifty (50) years, extendable under the terms of Article 15 of the Law.

  23. MODIFICATIONS OF CONDITIONS. The conditions established in this Concession may be reviewed and modified by agreement between the Secretary and the Concessionaire in conformance with the Law and the other applicable provisions, with the understanding that this Concession shall be modified by the Secretary without prior agreement of the Concessionaire once the Regulations of the Law are published, so that this Concession's terms are adjusted to the provisions of it, as well as to the process of the opening the Mexican airport system for investment.

  24. VERIFICATION. The Concessionaire shall permit access to its installations by the personnel of the Secretary indicated by it in order to verify the compliance by the Concessionaire with the provisions of the Law and the other applicable orders.

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  25. TERMINATION. This Concession shall terminate for any of the causes set forth in Article 26 of the Law. The termination of the Concession shall not cease the obligations undertaken by the Concessionaire during its effectiveness. In addition to the events of revocation contemplated by the Law, the breach of any of the obligations established in Conditions 18, 19, and 20 shall be events of revocation of this Concession.

      In the event of termination of the Concession for any of the events of revocation set forth in Article 27 of the Law, the Secretary shall make the guarantee set forth in the previous Condition 20 effective.

  26. REVERSION. At the termination of this Concession, or its extensions if any, the works and installations permanently affixed to the Concessioned Property shall revert to the Mexican nation, under the terms of Article 20 of the General Law of National Goods.

  27. REGISTRATION. The Concessionaire must register this Concession under the terms set forth in Article 75 of the Law.

  28. JURISDICTION. For all matters related to the interpretation and performance of this Concession, except those that are to be administratively resolved by the Secretary or by other authorities under the Airports Law, the Concessionaire agrees to submit itself to the jurisdiction of the Federal courts of Mexico City, Federal District, and waives any other forum which could correspond to it by reason of its present or future address.

  29. PUBLICATION. The Concessionaire must, at its own cost, process the publication of an excerpt of this Concession Title that the Secretary authorizes it to publish in the Official Gazette of the Federation, no later than November 30, 1999.

  30. ACCEPTANCE. The annexes to this Concession form an integral part of the same. The execution of this document by the Concessionaire implies the unconditional acceptance of the terms and conditions of the Concession by the Concessionaire commencing on the date of its granting.

This Concession is granted in Mexico City, Federal District, on June 29, 1998.

                 SECRETARY OF COMMUNICATIONS AND TRANSPORTATION
                              [SIGNATURE ILLEGIBLE]
                              CARLOS RUIZ SACRISTAN

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                                                   WE UNCONDITIONALLY ACCEPT THE
                       TERMS CONTAINED IN THIS CONCESSION TITLE AND ITS ANNEXES.
                                           AEROPUERTO DE MONTERREY, S.A. DE C.V.

                                                           [SIGNATURE ILLEGIBLE]
                                                       BY ROBERTO PEREZ AREIZAGA
                                                    TITLE:  LEGAL REPRESENTATIVE